UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2025

Carlsmed, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-42756	83-1081863
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Aston Ave, Suite 100
Carlsbad, California		92008
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (760) 766-1923

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	CARL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On October 29, 2025, Carlsmed, Inc. (the “Company”) entered into the Fifth Amendment (the “Fifth Amendment”) to the Loan and Security Agreement, dated as of December 20, 2022, with Customers Bank (the “Customers Loan Agreement”). The Fifth Amendment provides the Company with a credit facility consisting of (i) a term loan in the principal amount of up to $50.0 million (the “Term Loan”), $17.5 million of which is contingent upon the achievement of requisite revenue milestones, and (ii) a $10.0 million non-formula revolving line of credit (the “Non-Formula Revolving Line”) that is immediately available in full, provided that at no time shall the aggregate amount advanced under the Term Loan and the Non-Formula Revolving Line exceed $50.0 million. The applicable per annum interest rate on the Term Loan and Non-Formula Revolving Line is the greater of (a) the WSJ Prime Rate + 0.25% or (b) 5.25%, which, as of September 30, 2025, totaled 7.50%.

The Term Loan will mature on October 15, 2030, with an interest-only period through October 15, 2027, followed by principal repayment over 36 months thereafter. Upon achievement of certain revenue milestones, the interest-only period and repayment terms of the Term Loan may be extended through October 15, 2028, followed by principal repayment over 24 months thereafter. The Non-Formula Revolving Line will mature on October 15, 2028.

The Company is required to maintain an operating account with Customers Bank with at least $20.0 million in cash at all times. Additionally, if the Company’s cash on deposit with Customers Bank is less than 100% of the outstanding debt balance, the Company is required to achieve certain minimum revenue thresholds.

In connection with the Third Amendment to the Customers Loan Agreement, the Company issued Customers Bank a warrant to purchase up to 58,420 shares of the Company’s Series B Preferred Stock, par value $0.00001 per share, with an exercise price of $6.93 per share (as amended pursuant to the Fourth Amendment to the Customers Loan Agreement, the “Series B Warrant”), and in connection with the Fourth Amendment to the Customers Loan Agreement, the Company issued Customers Bank a warrant to purchase up to 20,375 shares of the Company’s Series C Preferred Stock, par value $0.00001 per share, with an exercise price of $10.74 per share (the “Series C Warrant”). Each of the Series B Warrant and Series C Warrant automatically converted to a warrant to purchase a corresponding number of shares of the Company’s common stock, par value $0.00001 per share (“Common Stock”) immediately prior to the closing of the Company’s initial public offering.

Pursuant to the Fifth Amendment, the Company partially modified the Series B Warrant, reducing the number of shares of Common Stock exercisable subject to future draws under the Customers Loan Agreement as of the date of the Fifth Amendment from 58,420 to 52,776 (the “Amended Series B Warrant”). In addition, the Company partially modified the Series C Warrant, reducing the number of shares of Common Stock exercisable subject to future draws under the Customers Loan Agreement as of the date of the Fifth Amendment from 20,375 to 10,188 (the “Amended Series C Warrant” and, together with the Amended Series B Warrant, the “Amended Warrants”). As a result of the Amended Warrants, Customers Bank’s contingent rights to exercise the Warrants for an aggregate of 15,831 shares of Common Stock were cancelled.

The foregoing descriptions of the Amended Series B Warrant, the Amended Series C Warrant and the Fifth Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of the Amended Series B Warrant, the Amended Series C Warrant and the Customers Loan Agreement (as amended by the Fifth Amendment), which are filed with this Current Report on Form 8-K as Exhibits 4.1, 4.2 and 10.1, respectively, and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Exhibits

Exhibit No.	Description
4.1+	Second Amended and Restated Warrant to Purchase Stock, by and between Customers Bank and the Registrant, dated as of October 29, 2025.
4.2+	Second Amended and Restated Second Warrant to Purchase Stock, by and between Customers Bank and the Registrant, dated as of October 29, 2025.
10.1	Fifth Amendment to the Loan and Security Agreement, dated as of October 29, 2025, by and between Customers Bank and the Registrant.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+ Certain of the schedules and attachments to this exhibit have been omitted pursuant to Regulation S-K, Item 601(a)(5). The Registrant hereby undertakes to provide further information regarding such omitted materials to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARLSMED, INC.

Date:	October 30, 2025	By:	/s/ Michael Cordonnier
Michael Cordonnier Chief Executive Officer and President